Exhibit 3.10

LIMITED LIABILITY COMPANY

AGREEMENT

OF

FULCRUM IT SERVICES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Fulcrum IT Services, LLC (f/k/a Fulcrum IT Services Acquisition, LLC (the “Company”) is entered into and effective as of the 16th day of April, 2010, by and between the Company and Fulcrum IT Holdings, LLC, a Delaware limited liability company, as member (the “Member”).

WHEREAS, the Company was formed on April 13, 2010 pursuant to and in accordance with the Virginia Limited Liability Company Act (Va. Code § 13.1-1000 thru 13.1-1080, et seq.), as amended from time to time (the “Act”) under the name Fulcrum IT Services Acquisition, LLC.

WHEREAS, the Company was the surviving entity in a merger with Fulcrum IT Services Company, a Virginia corporation, pursuant to the Articles of Merger filed with the State Corporation Commission of Virginia on April 15, 2010 (and certified as effective on April 16, 2010) and in which the Company changed its name to Fulcrum IT Services, LLC; and

WHEREAS, the Member desires to participate in the Company for the purpose described herein.

NOW THEREFORE, the Member, by execution of this Agreement, does hereby adopt this Agreement as the limited liability company agreement of the Company upon the following terms and conditions.

1. Name.    The name of the limited liability company is Fulcrum IT Services, LLC.

2. Purpose.    The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Filings.    On or before execution of this Agreement, an authorized person within the meaning of the Act has executed, delivered and filed the Articles of Organization with the Virginia State Corporation Commission. The Member hereby ratifies and approves such filing of the Articles of Organization with the State Corporation Commission of Virginia. The Member is hereby designated as an authorized person within the meaning of the Act. The Member shall have the right, power, and authority to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

4. Registered Office.    The address of the registered office of the Company in the State of Virginia is 7403 Gateway Court, Manassas, Virginia 20109-7313.

5. Registered Agent.    The name and address of the registered agent for service of process on the Company in the State of Virginia is Corporation Service Company, 11 South 12th Street, P.O. Box 1463, Richmond, Virginia 23218.

6. Fiscal Year.    The fiscal year of the Company (the “fiscal year”) shall be the calendar year, or in the case of the Company’s first and last fiscal years, the fraction thereof commencing on the date of the filing of the Articles of Organization or the date the Company is dissolved as provided in Section 10. The Member is authorized to make all elections for tax or other purposes as it may deem necessary or appropriate.

7. Member.    The Member is hereby admitted as the sole member of the Company. The name of the Member is as set forth above in the preamble to this Agreement.

8. Management and Control.

(a) Subject to Section 8(b) below, the Company shall be managed exclusively by the Member. The Member shall have the right, power, authority and discretion acting alone to conduct the business and affairs of the Company and to take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all agreements, instruments, certificates or other documents) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company, including, without limitation, (i) to incur debt on behalf of the Company, (ii) to acquire or sell any assets of the Company, (iii) to provide indemnities or guaranties in the name and on behalf of the Company, (iv) to enter into, perform and carry out agreements, instruments, guaranties, indemnities, and contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Company, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company, (v) to take any and all actions necessary, desirable, convenient or incidental for the purpose of carrying out or exercising any of the powers of the Company, and (vi) to take any and all other actions the Member deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company, and shall have and may exercise all of the powers and rights conferred upon a manager of a limited liability company formed pursuant to the Act.

(b) The Member may appoint individuals with titles and duties as the Member may elect to act as officers on behalf of the Company. Jeffrey Handy is hereby appointed as the first President and Chief Executive Officer of the Company. Carroll Johnson is hereby appointed as the first Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Derek McDowell and Mr. Michael Bluestein are appointed as the first Vice Presidents of the Company. Subject to the authority, direction, and oversight of the Member, such officers shall have authority over the general and active management of the affairs and business of the Company and may sign bonds, deeds, contracts, promissory notes, investment agreements, and membership unit certificates for the Company. The Member is not required to appoint any other officers of the Company, and the failure to appoint one or more officers will not affect the valid existence of the Company. Each officer appointed by the Member will hold office until the officer’s successor is appointed by the Member or, if sooner, until the officer’s death, resignation, or removal from office. An officer may resign at any time by delivering a written notice of resignation to the Company. The Member may remove an officer from office at any time, with or without cause, by delivering a written notice of removal to the officer.

9. Exculpation and Indemnification.    No Member, officer or other authorized agent of the Company shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall be liable for any such loss, damage or claim incurred by reason of such person’s willful misfeasance or bad faith. In the event that the Member, or any of its direct or indirect members, partners, directors, managing directors, officers, stockholders, employees, agents, affiliates or controlling persons, or any officer of the Company (collectively, the “Indemnified Persons”; and each an “Indemnified Person”), becomes involved, in any capacity, in any threatened, pending or completed, action, suit proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, to the fullest extent permitted by applicable law, any legal and other expenses (including the cost of any investigation and preparation) incurred by such Indemnified Person in connection therewith shall, from time to time, be advanced by the Company prior to the final disposition of such action, suit, proceeding or investigation upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, suit proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section shall be limited to the Company’s assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

10. Dissolution.    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member and (b) the entry of a decree of judicial dissolution under of the Act.

The bankruptcy (as defined in the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in such manner, and in such order of priority, as determined by the Member, subject to any requirements of the Act.

11. Treatment for Tax Purposes.    It is the intention of the Member that the Company be treated as an entity disregarded from its owner for federal, state and local income tax purposes.

12. Capital Contributions.    Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

13. Distributions.    Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

14. Assignments.    The Member may transfer or assign, in whole or in part, its limited liability company interest. Any assignee of the Member’s limited liability company interest shall only become a member of the Company upon the consent of the Member.

15. Admission of Additional Members.    One or more additional members of the Company may be admitted to the Company with the consent of the Member.

16. Amendments.    This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

17. Limited Liability.    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

18. No Third Party Beneficiaries.    The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and its successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Member.

19. GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written. This Agreement shall be effective as of the date hereof.

MEMBER:

FULCRUM IT HOLDINGS, LLC

By:
Name: Derek A. McDowell Title: Manager

COMPANY:

FULCRUM IT SERVICES, LLC

By:
Name: Derek A. McDowell Title: Vice President